Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:

Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:

August 6, 2014

LAKES ENTERTAINMENT ANNOUNCES

RESULTS FOR SECOND QUARTER 2014

MINNEAPOLIS – August 6, 2014 – Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three and six months ended June 29, 2014.

Second Quarter Results

Net earnings for the second quarter of 2014 were $0.1 million, compared to net earnings of $0.2 million for the second quarter of 2013. Earnings from operations were $0.3 million for the second quarter of 2014 compared to a loss from operations of $1.2 million for the second quarter of 2013. Basic and diluted earnings per share were less than $0.01 for the second quarter of 2014 compared to basic and diluted earnings per share of $0.01 for the second quarter of 2013.

Lakes Entertainment reported second quarter 2014 net revenues of $14.1 million, compared to prior-year second quarter net revenues of $8.5 million. Second quarter 2014 net revenues were related to the operation of Rocky Gap Casino Resort near Cumberland, Maryland, (“Rocky Gap”). Lakes acquired this property in August 2012 and gaming operations began on May 22, 2013. During the second quarter of 2013, net revenues of $4.8 million were related to the operation of Rocky Gap. Also included in prior-year second quarter net revenues were $3.7 million in management fees related to the management of the Red Hawk Casino, near Sacramento, California, owned by the Shingle Springs Band of Miwok Indians. There were no management fees earned during the second quarter of 2014 due to the August 29, 2013 termination of the management agreement for the Red Hawk Casino.

During the second quarters of 2014 and 2013, property operating expenses for Rocky Gap were $8.2 million and $3.4 million, respectively, and primarily related to gaming operations, rooms, food and beverage and golf. The increase in property operating expenses resulted primarily from the inclusion of gaming-related expenses in the entire current year quarter. Gaming commenced in May 2013, therefore, gaming expenses were included for only a portion of the prior-year second quarter.

For the second quarter of 2014, selling, general and administrative expenses were $5.7 million compared to $4.6 million for the second quarter of 2013. Included in these amounts were Lakes corporate selling, general and administrative expenses of $1.9 million and $2.0 million during the second quarters of 2014 and 2013, respectively. Lakes corporate selling, general and administrative expenses consist primarily of payroll and related expenses and professional fees as well as $0.4 million of business development costs. Rocky Gap selling, general and administrative expenses were $3.8 million and $2.6 million during the second quarters of 2014 and 2013, respectively. The increase in Rocky Gap selling, general and administrative expenses was due primarily to increases in marketing and advertising expenses, and payroll and related expenses related to the addition of gaming during May 2013.

During the second quarter of 2014, Lakes entered into an agreement to sell its interest in Dania Casino & Jai Alai in Dania Beach, Florida for a total of $2.6 million. Per the agreement, on April 21, 2014, Lakes received $1.0 million in exchange for 40% of Lakes’ interest in the project. The remaining purchase price will be paid in three equal semi-annual installments of approximately $0.5 million and 20% of Lakes’ original ownership will be transferred upon each remaining payment. Upon the receipt of the payment during the second quarter of 2014, Lakes recognized a $1.0 million gain on sale of cost method investment since this asset had previously been written off.

During the second quarter of 2013, Lakes recognized preopening expenses of $0.9 million related to the Rocky Gap project. There were no preopening expenses during the current year period.

Depreciation and amortization was $0.9 million for the three months ended June 29, 2014 compared to $0.5 million for the three months ended June 30, 2013. The increase was due primarily to depreciation on Rocky Gap fixed assets.

Six Month Results

Net losses for the six months ended June 29, 2014 were $1.7 million, compared to net losses of $0.1 million for the six months ended June 30, 2013. Loss from operations was $1.3 million for the first six months of 2014 compared to a loss from operations of $3.1 million for the first six months of 2013. Basic and diluted losses were $0.06 per share for the first half of 2014 compared to basic and diluted losses of less than $0.01 per share for the first half of 2013.

Lakes Entertainment reported net revenues of $26.4 million for the first six months of 2014, compared to net revenues of $11.9 million in the prior year period. Net revenues in the current year period were related to the operation of Rocky Gap. During the prior year period, net revenues of $5.4 million were related to the operation of Rocky Gap. Also included in the prior-year period net revenues were $6.4 million in management fees related to the management of the Red Hawk Casino. There were no management fees earned during the current year period due to the August 29, 2013 termination of the management agreement for the Red Hawk Casino.

During the first six months of 2014, property operating expenses for Rocky Gap which related primarily to gaming operations, rooms, food and beverage and golf were $15.5 million compared to $4.0 million in the prior-year period. The increase in property operating expenses was due primarily to the addition of gaming in May of 2013.

For the six months ended June 29, 2014, selling, general and administrative expenses were $11.5 million compared to $8.4 million for the six months ended June 30, 2013. Included in these amounts were Lakes corporate selling, general and administrative expenses of $4.0 million, during the first six months of 2014 and 2013. Rocky Gap selling, general and administrative expenses were $7.5 million and $4.4 million during the first six months of 2014 and 2013, respectively. Lakes corporate selling, general and administrative expenses consist primarily of payroll and related expenses and professional fees as well as $0.8 million of business development costs. The increase in Rocky Gap selling, general and administrative expenses was due primarily to increases in marketing and advertising expenses, and payroll and related expenses related to the addition of gaming during May 2013.

During the six months ended June 30, 2013, Lakes recognized preopening expenses of $1.2 million related to the Rocky Gap project. There were no preopening expenses during the current year period.

During the second quarter of 2014, Lakes entered into an agreement to sell its interest in Dania Casino & Jai Alai in Dania Beach, Florida for a total of $2.6 million. Per the agreement, on April 21, 2014, Lakes received $1.0 million in exchange for 40% of Lakes’ interest in the project. The remaining purchase price will be paid in three equal semi-annual installments of approximately $0.5 million and 20% of Lakes’ original ownership will be transferred upon each remaining payment. Upon the receipt of the payment during the second quarter of 2014, Lakes recognized a $1.0 million gain on sale of cost method investment since this asset had previously been written off.

Depreciation and amortization was $1.7 million for the six months ended June 29, 2014 compared to $0.7 million for the six months ended June 30, 2013. The increase related to depreciation on Rocky Gap fixed assets.

The Company has existing net operating loss carry forwards of approximately $72 million that are available to offset future taxable income.

Tim Cope, President and Chief Financial Officer of Lakes stated, "We are pleased with the performance of Rocky Gap. Although ongoing construction projects had an impact on second quarter operations, the property still performed well. With the recent completion of these projects, including the addition of 150 new parking spaces, the expansion of the fitness center and the remodel of the golf shop, which were completed in early July, we have already seen an increase in visitation and we are looking forward to operating the remainder of the summer and fall seasons with these new offerings. The gaming facility features 577 video lottery terminals, 13 table games, two poker tables and a casino bar along with a lobby food and beverage outlet. The AAA Four Diamond Award® winning property also includes a hotel, event center, restaurants, spa, the only Jack Nicklaus signature golf course in Maryland as well as a wide variety of outdoor and water activities.”

Further commenting, Lyle Berman, Chief Executive Officer of Lakes stated, “With an excess of $80 million in available funds on our balance sheet, we have been and continue to consider new ventures in order to maximize shareholder value. Mr. Berman continued, “We continue to maintain a 10% ownership interest in Rock Ohio Ventures, LLC’s 80% ownership in the Horseshoe Casino Cleveland, the Horseshoe Casino Cincinnati, the Thistledown Racino in North Randall, Ohio and Turfway Park, a racetrack located in Florence, Kentucky.”

About Lakes Entertainment

Lakes Entertainment, Inc. currently owns the Rocky Gap Casino Resort near Cumberland, Maryland. Lakes also has an investment in Rock Ohio Ventures, LLC’s casino and racino developments in Ohio, as well as Turfway Park in Florence, Kentucky.

 The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; Lakes operates in a highly competitive industry; possible changes in regulations; possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; reliance on Lakes' management; and litigation costs. For more information, review the company's filings with the Securities and Exchange Commission.

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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	June 29, 2014	December 29, 2013
Assets
Current assets:
Cash and cash equivalents	$38,164	$37,897
Short-term investments	45,450	49,099
Income taxes receivable	2,155	2,155
Other	2,419	1,774
Total current assets	88,188	90,925
Property and equipment, net	33,516	31,659
Other assets:
Investment in unconsolidated investee	20,997	20,997
Gaming license	1,945	2,015
Land held for development	960	1,130
Other	666	535
Total other assets	24,568	24,677
Total assets	$146,272	$147,261

Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$1,364	$1,251
Other	4,661	3,610
Total current liabilities	6,025	4,861
Long-term debt, net	9,602	10,321
Total liabilities	15,627	15,182
Total shareholders' equity	130,645	132,079
Total liabilities and shareholders' equity	$146,272	$147,261

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Six months ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Revenues:
Management fees	$-	$3,650	$-	$6,378
Gaming	11,068	3,188	21,388	3,188
Room	1,630	615	2,944	879
Food and beverage	1,566	703	2,825	901
Other operating	642	410	977	507
License fees and other	30	23	63	40
Gross revenues	14,936	8,589	28,197	11,893
Less promotional allowances	829	40	1,780	40
Net revenues	14,107	8,549	26,417	11,853

Costs and expenses:
Gaming	6,413	2,018	12,367	2,018
Room	173	214	283	325
Food and beverage	1,190	759	2,223	1,062
Other operating	419	418	661	633
Selling, general and administrative	5,723	4,613	11,463	8,380
Gain on sale of cost method investment	(1,000)	-	(1,000)	-
Preopening expenses	-	902	-	1,167
Amortization of intangible assets related to Indian casino projects	-	265	-	529
Loss on disposal of property and equipment	(1)	143	24	143
Depreciation and amortization	864	460	1,717	717
Total costs and expenses	13,781	9,792	27,738	14,974

Earnings (loss) from operations	326	(1,243)	(1,321)	(3,121)

Other income (expense):
Interest income	38	1,741	71	3,494
Interest expense	(308)	(264)	(626)	(472)
Other	1	10	165	10
Total other income (expense), net	(269)	1,487	(390)	3,032
Earnings (loss) before income taxes	57	244	(1,711)	(89)
Income tax benefit	-	-	-	-
Net earnings (loss)	$57	$244	$(1,711)	$(89)
Other comprehensive income	15	-	1	-
Comprehensive income (loss)	$72	$244	$(1,710)	$(89)

Weighted-average common shares outstanding
Basic	26,749	26,441	26,738	26,441
Dilutive impact of stock options	499	202	-	-
Diluted	27,248	26,643	26,738	26,441

Earnings (loss) per share
Basic	$0.00	$0.01	$(0.06)	$(0.00)
Diluted	$0.00	$0.01	$(0.06)	$(0.00)